Exhibit 10.1

August 1, 2018 Amendment to the Employment Agreement

WHEREAS, the Board of Directors of Hasbro, Inc. (the “Company”) has determined that it is in the best interest of the Company and its shareholders to extend the employment of Brian Goldner (“Executive”) with the Company through December 31, 2022, and the Company and Executive have, therefore, agreed to amend certain terms of the Amended and Restated Employment Agreement between the Company and Executive effective as of October 4, 2012, as amended by the August 5, 2014 Amendment to the Amended and Restated Employment Agreement and the December 15, 2016 Amendment to the Employment Agreement (as so amended, the “Employment Agreement”); and

            WHEREAS Executive has agreed to the amendments of the Employment Agreement set forth in this August 1, 2018 Amendment to the Employment Agreement (the “Third Amendment”);

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, each of which shall be effective as of August 1, 2018 (the “Effective Date”) unless expressly stated otherwise below:

1.      Section 1 of the Employment Agreement shall be amended to change the term end date from December 31, 2020 to December 31, 2022.

2.      To memorialize Executive’s earlier title change, Section 2 of the Employment Agreement shall be amended to change Executive’s title from President, Chairman and Chief Executive Officer to Chairman and Chief Executive Officer.  All subsequent references in the Employment Agreement to President, Chairman and Chief Executive Officer shall be deemed amended to read Chairman and Chief Executive Officer.

3.      The last sentence of Section 2 of the Employment Agreement shall be deleted in its entirety and replaced with the following:  “Executive agrees to comply with all applicable Hasbro written policies of which he is aware and that are in effect during the Term.”

4.      The first sentence of Section 3.1 of the Employment Agreement (i.e., the sentence beginning “Beginning on January 1, 2017”) shall be deleted in its entirety and replaced with the following: “Beginning on the Effective Date, Hasbro shall pay to Executive an annualized base salary of One Million, Six Hundred Thousand Dollars ($1,600,000) in biweekly installments, less all applicable taxes and withholdings.  On Hasbro’s first regular payroll date that occurs during the Term, Hasbro shall provide Executive, in addition to his regular paycheck for the pay period, a lump sum payment reflecting a retroactive adjustment to this base salary rate for the period commencing on July 1, 2018 and ending on the Effective Date.”

5.      Section 3.5 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Executive shall participate in Hasbro’s long-term incentive program and shall, beginning in Hasbro’s 2019 fiscal year, have a target long-term incentive award level equal to 800% of his annualized base salary, with awards to be made in the form and amounts determined by Hasbro’s Compensation Committee, which may include options and/or performance share awards (“PSAs”) or other types of awards.  For each fiscal year after 2019 that this Agreement remains in effect, Executive’s target long-term incentive award levels shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board; provided, however, that Executive’s target long-term incentive award level may be reduced if in connection with a generally applicable reduction in the target long-term incentive award levels of Hasbro’s senior executives.

Following Executive’s resignation or termination from employment by Hasbro for any reason other than for Cause, and provided Executive abides by all non-competition, non-solicitation, confidentiality, and other similar obligations to Hasbro (and, in the event of a termination by Hasbro without Cause or resignation by Executive for Good Reason, in each case pursuant to Section 5.3 or 5.4, enters into a Release as set forth in Section 5.3 or 5.4, as applicable), Executive shall remain eligible to receive a pro-rated portion of each PSA award that was granted to him pursuant to Hasbro’s long-term incentive program prior to the date of his termination of employment, pro-rated in each case based on his termination date (i.e., in accordance with the portion of the total performance period that has elapsed as of the termination date) and contingent in each case upon the level of achievement of the relevant performance criteria, as determined by Hasbro following the end of each relevant performance period in accordance with the applicable long-term incentive program and grant terms.  The pro-rata portion of such PSAs shall be paid out in the form of shares at the same time as shares are paid out to other participants at the end of the applicable performance period.

For the avoidance of doubt, if Executive remains employed through December 31, 2022 and thereafter ceases his employment but remains a member of the Board or otherwise engaged as a service provider to Hasbro or any of its affiliated companies, during his service as a Board member or otherwise, Executive shall continue to vest in each PSA award that was granted to him pursuant to Hasbro’s long-term incentive program prior to December 31, 2022 as if Executive were an employee of Hasbro.

6.       Sections 4.1.2 and 4.4.2 of the Employment Agreement shall be amended to delete and replace the language “Within three years following . . .” with the following new language:  “On or within three years following . . .”.

7.      Section 4.4.1(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following: “(a) a reduction in Executive’s base salary or Annual Bonus opportunity or target annual long-term incentive opportunity (under Section 3.4), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of Hasbro’s senior executives.”

8.      Section 4.4.2 of the Employment Agreement shall be amended to add the following new clause (g):  “(g) a reduction in Executive’s base salary or Annual Bonus opportunity or target annual long-term incentive opportunity (under Section 3.4), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of Hasbro’s senior executives.”

9.      Section 4.4.3 of the Employment Agreement shall be amended to add the following new clause (c):  “and Executive resigns, if at all, within thirty (30) days of the conclusion of the cure period.”

10.  Section 6.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

6.1  Executive and Hasbro hereby agree as follows:

6.1.1  During Executive’s employment with Hasbro (including any of its affiliates), Executive may pursue, in any capacity outside his association with Hasbro, any business opportunity that is presented to Executive in any capacity outside his association with Hasbro, provided that (a) such business opportunity is undertaken on Executive’s own time, (b) Executive’s pursuit of and/or work on such business opportunity does not interfere in any material respect with the performance of Executive’s duties under this Agreement, (c) the business opportunity is not competitive with Hasbro’s Core Business (as defined in Section 6.1.3 below), (d) Executive has first offered the business opportunity to Hasbro, in an e-mail or other written document (the “Business Request”) sent to the Chair of the Board’s Nominating, Governance and Social Responsibility Committee, or its successor (the “Chair”), copying Hasbro’s General Counsel (which Business Request, if sent via e-mail, will be deemed received by the Chair upon Executive’s sending of the e-mail), and (e) Hasbro has declined to respond to Executive, in an e-mail or other written document (the “Business Response”) sent to Executive within thirty (30) days following the Chair’s receipt of the Business Request (which Business Response, if sent via e-mail, will be deemed received by Executive upon the Chair’s sending of the e-mail), indicating that Hasbro is opting to pursue such business opportunity itself.

6.1.2  For a period of two (2) years after Executive’s employment with Hasbro (including any of its affiliates) ends for any reason, Executive shall not, in the geographical area in which Hasbro or any of its affiliates does business or has done business at the time of Executive’s cessation of employment, whether on a direct or indirect basis, and whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise (except as the holder of not more than 1% of the outstanding stock of a publicly held company), engage in any business or enterprise that would be competitive with Hasbro’s Core Business.

6.1.3  Executive agrees that Hasbro is a global play and entertainment company and that its core business constitutes the development, manufacturing, marketing, licensing, selling, distribution and/or other provision of (i) toys, (ii) games (including, without limitation, digital, mobile or online games), and/or (iii) other entertainment (including, without limitation, television, motion pictures, online content, streamed content and/or other forms of entertainment content), provided that in the case of this subsection (iii) only, the entertainment will be considered part of Hasbro’s Core Business only if it is primarily directed at or marketed towards children or children and their families (the “Core Business”).

11.  Section 6.6 of the Employment Agreement shall be amended so that every reference therein to “6.1” shall be deemed to read “6.1.2.”

12.  Section 10 of the Employment Agreement shall be amended to delete and replace all references to “Executive” with the following language:  “Each of the parties hereto”.

13.  The last sentence of Section 11 of the Employment Agreement shall be amended to add “other than for purposes of Section 6,” after “As used in this Agreement,”.

14.  Except as expressly modified herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment under seal as of the day and year set forth below.

Hasbro, Inc.                                        Brian Goldner

       /s/ Edward Philip                              /s/ Brian Goldner

By: Edward Philip

Title: Lead Independent Director

  8/1/18                                                     8/1/18

Date                                                    Date